Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 19, 2016
Registration Statement Nos. 333-205966 and
333-205966-03

$1,316.830M FORD CREDIT AUTO OWNER TRUST 2016-B

JT-BOOKS: BARC, CS, MIZ, RBC

CO-MGR: TD

SLG GRP: Drexel Hamilton, Mischler

CLASS	$AMT(mm)	S&P/F	WAL	P.WIN	E.FNL	L.FNL	SPREAD	YIELD	COUP	PRICE
A-1	288.300	A-1+/F1+	0.27	1-7	11/16	05/17	—	0.63%	0.63	100.00000
A-2A	275.000	AAA/AAA	1.05	7-20	12/17	03/19	+31	1.085%	1.08	99.99735
A-2B	185.200	AAA/AAA	1.05	7-20	12/17	03/19	+31		L+31	100.00000
A-3	382.000	AAA/AAA	2.25	20-36	04/19	10/20	+41	1.338%	1.33	99.99052
A-4	120.480	AAA/AAA	3.29	36-42	10/19	08/21	+49	1.530%	1.52	99.98350
B	39.510	AA+/AA	3.47	42-42	10/19	09/21	+80	1.859%	1.85	99.99385
C	26.340	AA/A	3.47	42-42	10/19	10/22	+110	2.159%	2.14	99.96880

BBERG TICKER	:	FORDO 2016-B	EXPECTED RATINGS	:	S&P/FITCH
EXPECTED SETTLE	:	04/26/16	REGISTRATION	:	SEC-REG
FIRST PAY DATE	:	05/16/16	PRICING SPEED	:	1.4% ABS TO 10% CALL
EXPECTED PRICING	:	PRICED	MIN DEMOM	:	$1K X $1K
BILL & DELIVER	:	BARCLAYS	ERISA ELIGIBLE	:	YES

-AVAILABLE INFORMATION-

* Preliminary Offering Docs Attached

* Intex cdi file Attached

* Intex DealName: bcgfordo_2016-b_pre-price   Passcode: 39KU

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.